Severance Policy/ 1

Severance Policy
Revised April 27, 2012

SEVERANCE

I.    Policy

The Bank provides for payment of severance benefits to any eligible employee upon involuntary termination of employment.

It is intended that the term “involuntary termination” be interpreted consistent with the applicable 409A regulatory definition of “separation from service.”

II.	Scope

This policy applies to full-time and part-time employees (>20 hours per week) with a minimum of 6 months of service whose employment with the Bank is discontinued due to, but not limited to, any of the following events: elimination of employee's position, general reduction in staff, substantial job modification resulting in employee's inability to qualify or perform the revised job, changing business needs, reorganization of Bank staff, or reassignment of staff requiring relocation of employee's primary residence. Employees who are terminated for cause are not eligible for benefits under this policy.

III.	Responsibility

Overall responsibility for this policy is assigned to the Director, Human Resources. Bank management is responsible for identifying and providing written documentation regarding any reduction in staff. Benefits provided to executive management under this policy must be reviewed and approved by the Governance Committee of the Board of Directors. Any exceptions to this policy must be approved by the President and in the case of any exception involving an executive officer by the Board Governance Committee.

IV.	Administration

Notification

Employees are provided a minimum of two weeks’ notice in the event of the termination of their employment. The Bank may, at its discretion, provide salary continuation in lieu of notice.

Separation and Release Agreement

The Bank will require a signed separation and release agreement between the Bank and the employee relative to any salary, benefits or services offered through this policy. The agreement includes a description of the severance benefits and provides a general release by the employee for any claims against the Bank relative to the separation action as well as any other claims relating to employment with the Bank.

Policy Benefits

Severance Policy/ 2

Salary Continuation

The salary continuation benefit reflects the employee's current salary, position and length of Bank service. The benefit is calculated as follows:

•	Executive and Management Committee

•	4 weeks base salary per year of service

•	26-week minimum

•	52-week maximum

•	Employees (Analyst 4 and above*) –

•	3 weeks base salary per year of service

•	4-week minimum

•	36-week maximum

•	Employees (Analyst 3 and below) –

•	2 weeks of base salary per year of service

•	3-week minimum

•	26-week maximum

Under certain circumstances the Bank may extend salary continuation beyond the described benefit levels.

*Employees in a grade 35 under the previous compensation program who are now classified in a job family below the Analyst 4 level will qualify for the Analyst 4 and above level of severance policy benefit.

Years of Service

Years of service are calculated based upon the employee's service years as of the most recent service anniversary. Employees with more than one year of service receive no credit for partial years. Employees with less than one full year of service receive the minimum severance benefit. Any prior service within Bank system is included as service in the calculation of severance benefits.

Payment

Salary continuation payments shall be subject to all required withholdings. The payment schedule for salary continuation payments shall be set forth in the separation and release agreement between the Bank and the employee.

Benefit Continuation

The Bank continues to provide employee medical coverage for the length of the salary continuation period in accordance with the schedule set forth in the separation and release agreement between the Bank and the employee. The medical carrier and level of coverage (single, two-party, family) remains the same as the employee benefit election in effect at the time of the termination of employment.

Severance Policy/ 3

The employee's medical benefit contribution will be automatically deducted from the salary continuation payments. The Bank will not pay cash in lieu of medical benefits.

All terminating employees and their dependents who are participants in the Bank's dental and vision benefits have an option to continue coverage for a specified number of months following termination of their coverage. The employee is responsible for the full cost of such continuing coverage plus a 2% administrative fee. A letter outlining the option of benefit continuation is sent to employees following termination of their coverage (see Benefit Continuation procedure).

Any vested retirement and/or thrift plan benefits are handled in the same manner as any employee who separates their employment from the Bank. All terminated employees, regardless of position, receive payment for earned, unused vacation. With respect to incentive compensation, the terms of any applicable incentive compensation plan(s) shall govern any incentive compensation and any incentive compensation payment will be governed by and made in accordance with the terms of such plan(s) not this policy.

Tuition assistance approved and paid by the Bank prior to the termination date need not be reimbursed upon termination.

Outplacement Services

As part of this policy, the Bank may provide the following outplacement services:

•	Executive and Management Committee– formal individualized 12-month executive outplacement program

•	All Other Employees – appropriate career services or workshops as offered through the approved outplacement vendor

Outplacement services are required to begin within 30 days of termination. The Bank will not pay cash in lieu of outplacement services.

Right to Amend or Terminate

The Bank reserves the right to amend, modify, or terminate this policy at any time without notice.